Exhibit (k)(1)





                                    FORM OF
                             AUCTION AGENT AGREEMENT

                                     between

                         EATON VANCE SENIOR INCOME TRUST

                                       and

                              BANKERS TRUST COMPANY


                           Dated as of June [__], 2001

                                   Relating to

                            AUCTION PREFERRED SHARES

                              SERIES A AND SERIES B

                                       of

                         EATON VANCE SENIOR INCOME TRUST


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                                TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS AND RULES OF CONSTRUCTION.....................................1

     1.1  Terms Defined by Reference to the Amended By-laws....................1
     1.2  Terms Defined Herein.................................................1
     1.3  Rules of Construction................................................2

2.   THE AUCTION...............................................................2
     2.1  Purpose;   Incorporation  by  Reference  of  Auction
          Procedures  and Settlement Procedures................................2
     2.2  Preparation  for Each  Auction;  Maintenance  of  Registry of
          Existing Holders.....................................................3
     2.3  Auction Schedule.....................................................5
     2.4  Notice of Auction Results............................................5
     2.5  Broker-Dealers.......................................................5
     2.6  Ownership of Shares of APS and Submission of Bids by the Trust
          and its Affiliates...................................................6
     2.7  Access to and Maintenance of Auction Records.........................6

3.   THE AUCTION AGENT AS PAYING AGENT.........................................7
     3.1  The Paying Agent.....................................................7
     3.2  The Trust's Notices to the Paying Agent..............................7
     3.3  The Trust to Provide Funds for Dividends,  Redemptions  and
          Additional Dividends.................................................7
     3.4  Disbursing Dividends, Redemption Price and Additional Dividends......7

4.   THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR..........................8
     4.1  Original Issue of Stock Certificates.................................8
     4.2  Registration of Transfer or Exchange of Shares.......................8
     4.3  Removal of Legend....................................................8
     4.4  Lost, Stolen or Destroyed Stock Certificates.........................8
     4.5  Disposition of Canceled Certificates; Record Retention...............9
     4.6  Stock Register.......................................................9
     4.7  Return of Funds......................................................9

5.   REPRESENTATIONS AND WARRANTIES............................................9
     5.1  Representations and Warranties of the Trust..........................9
     5.2  Representations and Warranties of the Auction Agent.................10

6.   THE AUCTION AGENT........................................................10
     6.1  Duties and Responsibilities.........................................10
     6.2  Rights of the Auction Agent.........................................11
     6.3  Auction Agent's Disclaimer..........................................11
     6.4  Compensation, Expenses and Indemnification..........................11

7.   MISCELLANEOUS............................................................12
     7.1  Term of Agreement...................................................12
     7.2  Communications......................................................12
     7.3  Entire Agreement....................................................13
     7.4  Benefits............................................................13
     7.5  Amendment; Waiver...................................................13
     7.6  Successors and Assigns..............................................13
     7.7  Severability........................................................13
     7.8  Execution in Counterparts...........................................13
     7.9  Governing Law.......................................................14
     7.10 Limitation of Liability.............................................14

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          THIS AUCTION AGENT AGREEMENT, dated as of June [__], 2001, is  between
EATON VANCE SENIOR INCOME TRUST, a Massachusetts business trust (the "Trust"), and BANKERS TRUST COMPANY, a New York banking corporation.

          The Trust proposes to issue 2,200 preferred shares of beneficial interest, par value $.01 per share, liquidation preference $25,000 per share designated Series A Auction Preferred Shares and 2,200 preferred shares of beneficial interest, par value $.01 per share, liquidation preference $25,000 per share, designated Series B Auction Preferred Shares (collectively, with the Series A Auction Preferred Shares, the "APS"), pursuant to the Trust's Amended By-laws (as defined below). A separate Auction (as defined below) will be conducted for each series of APS. The Trust desires that Bankers Trust Company perform certain duties as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the shares of APS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints Bankers Trust Company as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent", except in Sections 3 and 4 below).

          NOW,   THEREFORE,  in  consideration  of  the  premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

1.   DEFINITIONS AND RULES OF CONSTRUCTION.

1.1  Terms Defined by Reference to the Amended By-laws.

     Capitalized terms not defined herein shall have the respective meanings specified in the Amended By-laws.

1.2  Terms Defined Herein.

     As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

     (1) "Affiliate" shall mean any Person made known to the Auction Agent to be controlled by, in control of, or under common control with, the Trust or its successors.

     (2) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository that will act on behalf of a Bidder.

     (3) "Amended By-laws" shall mean the Amended By-laws of the Trust, establishing the powers, preferences and rights of the APS, as amended to the date hereof.

     (4) "Auction" shall have the meaning specified in Section 2.1 hereof.

     (5) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part I, Section 19 of Article VII of the Amended By-laws.

     (6) "Authorized Officer" shall mean each Managing Director, Vice President, Assistant Vice President, Assistant Treasurer and Assistant Secretary of the
Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Trust.

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     (7) "Broker-Dealer Agreement" shall mean each agreement between the Auction
Agent and a Broker-Dealer  substantially  in the form attached hereto as Exhibit
A.

     (8) "Holder" shall be a holder of record of one or more shares of APS, listed as such in the stock register maintained by the Paying Agent pursuant to
Section 4.6 hereof.

     (9) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit A to the Broker-Dealer Agreement.

     (10) "Trust Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a notice from the Trust to the Auction Agent.

1.3  Rules of Construction.

     Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

     (1) Words importing the singular number shall include the plural number and vice versa.

     (2) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     (3) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

     (4) All references herein to a particular time of day shall be to New York City time.

2.   THE AUCTION.

2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

     (1) The Amended By-laws provide that the Applicable Rate on shares of each series of APS, as the case may be, for each Dividend Period therefore after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Trust advises results from implementation of the Auction Procedures. The Board of Trustees of the Trust has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the APS for the next Dividend Period therefore. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

     (2) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

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2.2  Preparation for Each Auction; Maintenance of Registry of Existing Holders.

     (1)  Pursuant  to Section 2.5 hereof,  the Trust  shall not  designate  any
Person to act as a Broker-Dealer without the prior written approval of the Auction Agent (which approval shall not be withheld unreasonably). As of the date hereof, the Trust shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a
Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing shares of APS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Trust shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Trust shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

     (2) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of Paragraph (a) of the Settlement Procedures [TO BE PROVIDED], the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

     (3) The provisions contained in Part I, Section 4 of Article VII of the Amended By-laws concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Trust and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

     (4) (i) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Rate. If the Reference Rate is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an Interest Equivalent, as set forth in Section 1 of the Amended By-laws; or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Trust as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Trust and the Broker-Dealers of the Reference Rate so determined and of the Maximum Applicable Rate.

     (ii) If the Reference Rate is the applicable "AA" Financial Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the applicable "AA" Financial Composite Commercial Paper Rate, such rate shall be determined on the basis of the quotations (or quotation) furnished by the remaining Commercial Paper Dealers (or Dealer), if any, or, if there are no such Commercial Paper Dealers, by the Auction Agent. The Auction Agent immediately shall notify the Trust in the event that any of the Commercial Paper Dealers and their respective Affiliates or successors shall cease to quote rates for commercial paper of issuers of the sort described in Article VII, Part II, Section 19 of the Amended By-laws so that the Trust can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Trust promptly shall advise the Auction Agent of

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any such selection.  If the Trust does not select any such Substitute Commercial
Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

     (iii) If, after the date of this Agreement, there is any change in the prevailing rating of APS by Moody's (or substitute or successor rating agencies), thereby resulting in any change in the corresponding applicable percentage for the APS, as set forth in the definition of Maximum Rate (the "Percentage"), the Trust shall notify the Auction Agent in writing of such change in the Percentage prior to 9:00 A.M. on the Auction Date for APS next succeeding such change. The Percentage for the APS on the date of this Agreement is [___%]. The Auction Agent shall be entitled to rely on the last Percentage of which it has received notice from the Trust (or, in the absence of such notice, the Percentage set forth in the preceding sentence) in determining the Maximum Rate as set forth in Part I, Section 2.2(c)(i) of Article VII of the Amended By-laws.

     (5) (i) The Auction Agent shall maintain a current registry of the Existing Holders of the shares of each series of APS for purposes of each Auction. The Trust shall use its best efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of APS, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any shares of APS to another Person.

     (ii) In the event of any partial redemption of any series of APS, upon notice by the Trust to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption, and at least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of shares of the applicable series of APS of each such Existing Holder, if any, to be redeemed by the Trust, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of shares of the series of APS shown in the Auction Agent's registry of Existing Holders.

     (iii) The Auction Agent shall register a transfer of the ownership of shares of a series of APS from an Existing Holder to another Existing Holder, or to another Person if permitted by the Trust, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any shares of a series of APS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any shares of a series of APS and the seller failed to deliver such shares or (ii) sold any shares of a series of APS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

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     (6) The Auction Agent may request that the Broker Dealers,  as set forth in
Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of shares of APS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Trust, provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

2.3  Auction Schedule.

     The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.


Time                          Event
----                          -----
By 9:30 A.M.        Auction  Agent advises the Trust and the  Broker-Dealers  of the  Reference  Rate and the  Maximum  Rate as set  forth in
                    Section 2.2(4) hereof.

9:30 A.M. -
1:30 P.M.           Auction Agent  assembles  information  communicated to it by
                    Broker-Dealers  as  provided  in Part  II,  Section  3(a) of
                    Article VII of the Amended By-laws.  Submission  deadline is
                    1:00 P.M.

Not earlier than
1:30 P.M.           Auction  Agent  makes  determinations  pursuant  to Part II,
                    Sections 3-5 of Article VII of the Amended By-laws.

By approximately
3:00 P.M.           Auction  Agent  advises  the  Trust  of the  results  of the
                    Auction as provided in Part II, Section 4(b) of Article VII of the Amended By-laws.

                    Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of APS allocated as provided in Part II, Section 5 of Article VII of the Amended By-laws.

                    Auction Agent gives notice of the Auction results as set forth in Section 2.4 hereof.

2.4  Notice of Auction Results.

     On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction
Agent's Auction Processing System as set forth in Paragraph (a) of the Settlement Procedures.

2.5  Broker-Dealers.

     (1) Not later than 12:00 noon on each Auction Date, the Trust shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a 7-Day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of

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which is 360,  times (B) 1/4 of 1%,  times (C) $25,000  times (D) the sum of the aggregate number of outstanding shares of APS for which the Auction is conducted and (ii) in the case of any Special Rate Period, the amount determined by mutual consent of the Trust and the Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Trust any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

     (2) The Trust shall not designate any Person to act as a Broker-Dealer, or permit a Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably. The Trust may designate an Affiliate or [UBS WARBURG LLC] to act as a Broker-Dealer.

     (3) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust.

     (4) Subject to Section 2.5(2) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements, as the Trust shall request.

     (5) The Auction Agent shall maintain a list of Broker-Dealers.

2.6 Ownership of Shares of APS and Submission of Bids by the Trust and its Affiliates.

     Neither the Trust nor any Affiliate of the Trust may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Trust that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Trust shall notify the Auction Agent if the Trust or, to the best of the Trust's knowledge, any Affiliate of the Trust becomes a Beneficial Owner of any shares of a series of APS. Any shares of APS redeemed, purchased or otherwise acquired (i) by the Trust shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended, or (ii) by its Affiliates shall not be transferred (other than to the Trust). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

2.7  Access to and Maintenance of Auction Records.

     The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Trust to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Trust agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7, provided that the Trust reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Trust. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or

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counsel may reserve the right to disclose any such  information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.

3.   THE AUCTION AGENT AS PAYING AGENT.

3.1  The Paying Agent.

     The Board of Trustees of the Trust has adopted a resolution appointing Bankers Trust Company as transfer agent, registrar, dividend disbursing agent and redemption agent for the Trust in connection with any shares of APS (in such capacity, the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Amended By-laws which are specified herein with respect to the shares of APS and as set forth in this Section 3.

3.2  The Trust's Notices to the Paying Agent.

     Whenever any shares of APS are to be redeemed, the Trust promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Trust to each Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Amended By-laws. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

3.3 The Trust to Provide Funds for Dividends, Redemptions and Additional Dividends.

     (1) Not later than noon on each Dividend Payment Date, the Trust shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

     (2) If the Trust shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Trust shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such shares of APS called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of shares of APS called for redemption upon surrender of the certificate or certificates therefore.

3.4  Disbursing Dividends, Redemption Price and Additional Dividends

     After  receipt  of  the  Federal  Funds  or  similar   same-day  funds  and
instructions from the Trust described in Sections 3.3(a) and (b) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the shares of APS,
(ii) on any date fixed for redemption, the redemption price of any shares of APS called for redemption and (iii) on the date fixed for payment of an Additional Dividend, such Additional Dividend. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Trust as set forth in Part I, Section 2 of the Amended By-laws. The redemption price to be paid by the Paying Agent to the Holders of any shares of APS called for redemption will be determined as set forth in Section 4 of the Amended By-laws. The Trust shall notify the Paying Agent in writing of a decision to redeem any shares of APS on or prior to the date specified in Section 3.2 above, and such notice by the Trust to the Paying Agent shall contain the information required to be stated in a Notice of Redemption required to be mailed by the Trust to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in a Notice of Redemption.

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4.   THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

4.1  Original Issue of Stock Certificates.

     On the Date of Original Issue for any share of APS, one certificate for each series, if any, of APS shall be issued by the Trust and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent. The Trust will give the Auction Agent prior written notice and instruction as to the issuance and redemption of APS.

     4.2  Registration of Transfer or Exchange of Shares.

     Except as provided in this Section 4.2, the shares of each series of APS, if any, shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Trust shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the shares of each series of APS, if any, at the Trust's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate or certificates for shares of APS are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefore.

4.3  Removal of Legend.

     Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing shares of APS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Trust Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

4.4  Lost, Stolen or Destroyed Stock Certificates.

     The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and by the Paying Agent, subject at all times to provisions of law, the Amended By-Laws of the Trust governing such matters and resolutions adopted by the Trust with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Paying Agent that such issuance will comply with provisions of applicable law and the By-Laws and resolutions of the Trust.

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
4.5  Disposition of Canceled Certificates; Record Retention.

     The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Trust, shall afford to the Trust, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Trust at any time after the expiration of this two-year period, the Paying Agent shall deliver to the Trust the canceled certificates and accompanying documentation. The Trust, at its expense, shall retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Trust and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Trust also shall undertake to furnish to the Securities and Exchange Commission, upon demand, either at their principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Trust without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

4.6  Stock Register.

     The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the stock register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the stock register or any other books of the Trust in the possession of the Paying Agent, the Paying Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Trust shall have offered indemnification satisfactory to the Paying Agent.

4.7  Return of Funds.

     Any funds deposited with the Paying Agent by the Trust for any reason under this Agreement, including for the payment of dividends or the redemption of APS, that remain with the Paying Agent after 12 months shall be repaid to the Trust upon written request by the Trust.

5.   REPRESENTATIONS AND WARRANTIES.

5.1  Representations and Warranties of the Trust.

     The Trust represents and warrants to the Auction Agent that:

     (1) the Trust is duly organized and is validly existing as a business trust in good standing under the laws of The Commonwealth of Massachusetts, and has full power to execute and deliver this Agreement and to authorize, create and issue the shares of each series of APS;

     (2) the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company;

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
     (3) this Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

     (4) the forms of the certificates evidencing the shares of APS comply with all applicable laws of The Commonwealth of Massachusetts;

     (5) the shares of APS have been duly and validly authorized by the Trust and, upon completion of the initial sale of the shares of APS and receipt of payment therefore, will be validly issued, fully paid and nonassessable;

     (6) at the time of the offering of the shares of APS, the shares offered will be registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the shares of APS, except such action as required by applicable state securities laws, all of which action will have been taken;

     (7) the execution and delivery of this Agreement and the issuance and delivery of the shares of each series of APS do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Declaration of Trust or the Amended By-Laws of the Trust, any law or regulation applicable to the Trust, any order or decree of any court or public authority having jurisdiction over the Trust, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound; and

     (8) no taxes are payable upon or in respect of the execution of this Agreement or will be payable upon or in respect of the issuance of the shares of each series of APS.

5.2  Representations and Warranties of the Auction Agent.

     The Auction Agent represents and warrants to the Trust that the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York, and has the corporate power to enter into and perform its obligations under this Agreement.

6.   THE AUCTION AGENT.

6.1  Duties and Responsibilities.

     (1) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

     (2) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

     (3) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

6.2  Rights of the Auction Agent.

     (1) The Auction Agent may rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or with both.

     (2) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

     (3) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Trust.

     (4) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

6.3  Auction Agent's Disclaimer.

     The Auction Agent makes no representation as to the validity or the adequacy of this Agreement, the Broker-Dealer Agreements or the APS.

6.4  Compensation, Expenses and Indemnification.

     (1) The Trust shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Trust and the Auction Agent, subject to adjustments if the APS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

     (2) The Trust shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith.

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
     (3) The Trust shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

7.   MISCELLANEOUS.

7.1  Term of Agreement.

     (1) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any APS remain outstanding the Trust shall have entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Trust on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent resigns while any shares of APS remain outstanding, the Trust shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

     (2) Except as otherwise provided in this Section 7.1(2), the respective rights and duties of the Trust and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and
6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Trust's request, deliver promptly to the Trust copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Trust, transfer promptly to the Trust or to any successor auction agent any funds deposited by the Trust with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

7.2  Communications.

     Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

                                  Eaton Vance Senior Income Trust
                                  255 State Street
                                  Boston, MA  02109
If to the Trust,                  Attention:  Treasurer
addressed to:                     Telephone No.:  (617) 482-8260

If to the Auction Agent,          Bankers Trust Company
addressed to:                     Corporate Trust and Agency Group
                                  Four Albany Street
                                  New York, NY  10006
                                  Attention:  Auction Rate Securities
                                  Telecopier No.:  (212) 250-6215
                                  Telephone No.:  (212) 250-6850

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
or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by an Authorized Officer.

7.3  Entire Agreement.

     This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

7.4  Benefits.

     Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

7.5  Amendment; Waiver.

     (1) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Trust shall notify the Auction Agent of any change in the Amended By-laws prior to the effective date of any such change. If any such change in the Amended By-laws materially increases the Auction Agent's obligations hereunder, the Trust shall obtain the written consent to the Auction Agent prior to the effective date of such change.

     (2) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

7.6  Successors and Assigns.

     This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Trust and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

7.7 Severability.

     If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

7.8      Execution in Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.9  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

7.10 Limitation of Liability.

     The names "Eaton Vance Senior Income Trust" and "Trustees of the Eaton Vance Senior Income Trust" refer, respectively, to the Trust and the Trustees of the Trust, as trustees but not individually or personally, acting from time to time under the Trust's Agreement and Declaration of Trust dated September 23, 1998, as amended, which is hereby referred to and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Eaton Vance Senior Income Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, holders of shares of beneficial interest of the Trust or representatives of the Trustees personally, but bind only the Trust assets, and all persons dealing with the Trust must look solely to the Trust property for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                EATON VANCE SENIOR INCOME TRUST



                                By:
                                        --------------------------
                                Title:


                                BANKERS TRUST COMPANY



                                By:
                                        ---------------------------
                                Title:


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